UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities and Exchange Act of 1934

Date of Report (or Date of Earliest Event Reported): August 8, 2011

Homeowners Choice, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Florida	001-34126	20-5961396
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

5300 West Cypress Street, Suite 100

Tampa, Florida 33607

(Address of Principal Executive Offices)

(813) 405-3600

(Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE

On August 10, 2011, the Registrant filed a Form 8-K to report that it had secured its reinsurance program for the year June 1, 2011 through May 31, 2012. This Amendment No. 1 to Current Report on Form 8-K/A amends and restates the Current Report on Form 8-K filed on August 10, 2011 and is being filed to correct certain inadvertent calculation errors.

Section 1. Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement

To mitigate our risk of hurricanes and other catastrophes, each year we implement a comprehensive reinsurance program whereby we cede substantial portions of our premiums to other entities that agree to pay portions of claims associated with certain potential catastrophic events. We have secured our reinsurance program for the year June 1, 2011 through May 31, 2012 by entering into agreements with multiple private reinsurance companies and with the State Board of Administration of Florida, which administers the Florida Hurricane Catastrophe Fund.

The agreements contain various coverages, limits and retentions. The private reinsurance agreements cover hurricanes, tropical storms, tornados and other catastrophes. The Florida Hurricane Catastrophe Fund agreement covers storms designated as hurricanes by the National Hurricane Center. We utilized sophisticated models to establish the probable maximum loss of a 1 in 100 year catastrophic event and purchased protection that exceeds that probable maximum loss. The total coverage for a single event is approximately $357 million. The total cost of our reinsurance program is approximately $55.3 million. The payments are divided into installments throughout the contract year.

Our private reinsurance program provides approximately $112 million of coverage for a first event, excluding $12 million of coverage provided by our own subsidiary company, Claddaugh Casualty Insurance Company Ltd. Under the contracts, including the Claddaugh contract, our homeowners’ insurance subsidiary retains the first $3.5 million of risk in any one event. The program includes an aggregate layer of $51 million which can be used for any number of events throughout the contract period. All our private reinsurers are AM Best rated A or better or have fully collateralized their potential obligations to us. The estimated cost is $33.4 million

The Florida Hurricane Catastrophe Fund component is separated into three pieces: the limited apportionment cover, the mandatory layer, and the temporary-increase-in-coverage limit. We purchased coverage in all three layers providing protection up to $233 million in a first event scenario. The Florida Hurricane Catastrophe Fund contract allows for one reinstatement in the limited apportionment cover layer with no additional premium. The total estimated cost is $21.9 million.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: August 19, 2011.

HOMEOWNERS CHOICE, INC.

BY:	/s/ Richard R. Allen
Name:	Richard R. Allen
Title:	Chief Financial Officer

A signed original of this Form 8-K has been provided to Homeowners Choice, Inc. and will be retained by Homeowners Choice, Inc. and furnished to the Securities and Exchange Commission or its staff upon request.